SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant                                       [X]

Filed by a Party other than the Registrant                    [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 ---------------

                           Logic Devices Incorporated
             (Exact name of registrant as specified in its charter)
                                 ---------------

                                       N/A
                                 ---------------
    (Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14-a-6 (i)(4) and 0-11.

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the former schedule and the date of its filing.

                           LOGIC DEVICES INCORPORATED
                               1320 Orleans Drive
                               Sunnyvale, CA 94089
                                ---------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  April 4, 2000



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Logic Devices Incorporated, a California corporation (the "Company"), will be held at the offices of Logic Devices Incorporated, 1320 Orleans Drive, Sunnyvale, California 94089, on April 4, 2000 at 8:00 a.m., local time, for the following purposes:

         1. To elect a Board of Directors; and

         2. To transact such other business as may properly come before the meeting.




     Shareholders of record at the close of business on February 16, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                         By Order of the Board of Directors,



                                         Kimiko Lauris
                                         Secretary

Sunnyvale, California
January 28, 2000





     THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                           LOGIC DEVICES INCORPORATED
                               1320 Orleans Drive
                               Sunnyvale, CA 94089
                                ---------------
                                 PROXY STATEMENT
                                ---------------
                         ANNUAL MEETING OF SHAREHOLDERS

                                  April 4, 2000

                                  INTRODUCTION

     The accompanying Proxy is solicited by the Board of Directors (the "Board") of Logic Devices Incorporated, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournments thereof. The Company's principal executive offices are located at 1320 Orleans Drive, Sunnyvale, California 94089, and its telephone number is (408) 542-5400. Shareholders of record at the close of business on February 16, 2000 are entitled to notice of and to vote at the meeting. This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about February 21, 2000.

                                   THE MEETING

     On January 28, 2000, there were issued and outstanding 6,650,488 shares of common stock, no par value ("Common Stock"), held by approximately 3,700 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, except for the election of directors in which holders of Common Stock may cumulate their votes.

     The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock will constitute a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock represented and voting at the meeting, in person or by proxy, (which shares voting affirmatively also constitute at least a majority of the required quorum) will be necessary for the taking of all action which may properly come before the meeting. Abstentions are considered present at the Annual Meeting and counted in determining whether a quorum is present. Shares represented by broker non-votes will be considered present at the Annual Meeting and will be counted in determining whether a quorum is present. With respect to all matters, abstentions and broker non-votes will not be counted in determining the number of shares voted for or against any proposal.

     Shareholders are permitted to vote cumulatively in the election of directors, and the candidates receiving the highest number of affirmative votes will be elected. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder and permits each shareholder to cumulate such votes for one candidate or distribute such votes among the candidates in such proportion as the shareholder may determine. In order to vote cumulatively, a shareholder must give notice of his intention to cumulate votes by proxy or at the meeting, and all candidates must be placed in nomination prior to the voting. After any shareholder has properly given such notice, every shareholder will be entitled to cumulate his votes in the election of directors.

     The named proxies do not intend to give notice of their intention to cumulate their votes, but they may elect to do so in the event of a contested election or any other unexpected circumstances. Discretionary authority to cumulate votes is being solicited hereby, including the authority to cumulate votes for all or fewer than all of the nominees, in the discretion of the persons named as proxies. See "Election of Directors."

PROXIES AND PROXY SOLICITATION

     All shares of Common Stock represented by properly executed proxies will be voted at the meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated, the proxies will be voted for the election of each nominee named below under "Election of Directors" (including if a shareholder properly gives notice of intention to cumulate, in such cumulative proportions as the proxies determine) in their sole discretion. If any other matters are properly presented at the meeting for action, which is not presently anticipated, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or if a shareholder is present at the meeting, he may elect to vote his shares personally.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegram. The Company will also request brokers, custodians, nominees and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock which are held of record by such brokers, custodians, nominees and other fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

     At the meeting, a Board of five Directors is to be elected. See "Election of Directors--Information Concerning Nominees for Election as Directors." Each director elected at the meeting will hold office until the next annual meeting of shareholders of the Company or until his respective successor is duly elected and qualified. See "The Meeting."

     The Board has nominated and it is the intention of the persons named as proxies in the enclosed proxy, unless otherwise instructed, to vote for the election of the nominees named below, each of which has consented to serve as a director if elected. All of the nominees have previously served as directors of the Company. The proxies solicited hereby will not be voted for a greater number of persons than the number of nominees named.

     The Board of Directors recommends a vote FOR all of the nominees.

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

     The following information is furnished with respect to each nominee:

                              Year First        Principal Occupation and
Nominee                Age     Elected           Other Directorships (1)
--------------------  ----   -----------  --------------------------------------

Howard L. Farkas        75       1983     Mr. Farkas is Chairman of the Board
                                          of the Company and has been a director
                                          since 1983. Mr. Farkas is the owner
                                          and managing broker of Windsor Gardens
                                          Realty, Inc., a residential real
                                          estate brokerage company, which he
                                          co-founded in 1964. He also serves as
                                          President of Farkas Group, Inc., a
                                          company that manages various business
                                          holdings of the Farkas Family Trusts.
                                          He serves as a director of Synthetech,
                                          Inc., a chemical research and
                                          manufacturing company whose products
                                          are used extensively in new drug
                                          research, Union Bank & Trust Company,
                                          Northwestern Engineering Company, U.S.
                                          Nursing Corporation, and Ivory LLC and
                                          Aragorn LLC, which are in the gas and
                                          oil exploration and development
                                          business.

William J. Volz         52       1983     Mr. Volz is a founder of the Company
                                          and has been a director since its
                                          inception. Mr. Volz has been President
                                          and principal operating officer of the
                                          Company since December 1987. He served
                                          as the Company's Vice President of
                                          Engineering from August 1983 to
                                          December 1987.

Burton W. Kanter        69       1983     Mr. Kanter has served as a director
                                          of the Company since 1983. He is "of
                                          counsel" to the law firm of Neal
                                          Gerber & Eisenberg in Chicago. He
                                          serves as a director of First Health
                                          Group Corp., Scientific Measurement
                                          Systems, Inc., and THCG, Inc.

Albert Morrison, Jr.    63       1983     Mr. Morrison has served as a director
                                          of the Company since 1983 and has been
                                          President of Morrison Brown Argiz &
                                          Company, P.C., a certified public
                                          accounting firm in Miami, Florida,
                                          since 1969. He is a member of the
                                          Board of Directors of Heico
                                          Corporation and a Trustee of the
                                          Greater Miami Chamber of Commerce.

Fredric J. Harris       59       1999     Mr. Harris joined the Board of
                                          Directors in 1999. He holds the CUBIC
                                          Signal Processing Chair of the
                                          Communication Systems and Signal
                                          Processing Institute at San Diego
                                          State University, where he has taught
                                          since 1967. He holds a number of
                                          patents on digital receiver and
                                          digital signal processing ("DSP")
                                          technology and lectures throughout the
                                          world on DSP applications. He consults
                                          for organizations requiring
                                          high-performance DSP systems and is a
                                          senior member of the Institute of
                                          Electrical and Electronic Engineers.
----------
(1) Only directorships of issuers with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940 are required to be listed in the above table.

BOARD AND COMMITTEE MEETINGS

     The Board has an Audit Committee and a Compensation Committee. Presently, the members of the Audit Committee are Messrs. Farkas, Kanter and Morrison, and the members of the Compensation Committee are Messrs. Farkas, Volz and Kanter.

     The functions of the Audit Committee include reviewing the independence of the Company's independent auditors, recommending to the Board the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, reviewing the scope and adequacy of internal accounting controls, and directing and supervising special investigations. The Audit Committee held one meeting during fiscal 1999. All members of the Audit Committee were present.

     The functions of the Compensation Committee include reviewing and making recommendations to the Board with respect to the compensation of officers and other employees of the Company and establishing employee benefit programs. The Compensation Committee held three meetings during fiscal 1999. All members of the Compensation Committee were present at each meeting.

     The Board has not designated a Nominating Committee; rather, the Board, as a whole, performs the functions that would otherwise be delegated to such a committee. In recommending Board candidates, the Board seeks individuals of proven judgment and competence and considers such factors as anticipated participation in Board actions, education, geographic location, and special talents or attributes. Shareholders who wish to suggest qualified candidates should write to the Board stating, in detail, the qualifications of such persons for consideration.

     The Board held four meetings during fiscal 1999. All members of the Board attended each of the meetings during the year, one of which was held in person and three of which were held by conference telephone call.

EXECUTIVE OFFICERS

     The following is a list of the executive officers of the Company as of January 28, 2000:

      Name                      Age           Position(s) held with the Company
      ----                      ---           ---------------------------------

      William J. Volz            52           President
                                              Director

      Kimiko Lauris              29           Chief Financial Officer
                                              Secretary

      William L. Jackson         51           Senior Vice President
                                              Chief Operating Officer

      Michael S. Andrews         37           Chief Technical Officer

      Dennis Gross               45           Vice President of Sales

      Timothy J. Flaherty        39           Vice President of Marketing

     Mr. Volz is a founder of the Company and has been a director since its inception. Mr. Volz has been President and principal operating officer of the Company since December 1987. He served as the Company's Vice President of Engineering from August 1983 to December 1987.

     Ms. Lauris joined the Company in 1999 as Chief Financial Officer. Ms. Lauris is a Certified Public Accountant, with a Bachelor's of Science degree in Accounting and a Masters of Business Administration from University of California, Irvine. Prior to joining the Company, she was General Accounting Manager at ArthroCare Corporation, an Audit Manager at BDO Seidman, LLP, an In-Charge Accountant with the Office of the California State Auditor, and a Staff Accountant with Burnett, Umphress + Kilgour, CPAs.

     Mr. Jackson joined the Company in 1990. Before joining the Company, Mr. Jackson held various engineering and management positions at Advanced Micro Devices ("AMD") and Monolithic Memories Inc. ("MMI"). Prior to AMD and MMI, he was employed by Raytheon Corporation, Litronix Corporation, and Western Electric. Mr. Jackson was appointed Chief Operating Officer in 1998.

     Mr. Andrews joined the Company in 1996 and was appointed Chief Technical Officer in 1997. He is an adjunct professor with San Diego State University, where he has taught courses in DSP and video processing. Before joining the Company, Mr. Andrews held positions with Star Semiconductor Corporation and Texas Instruments, Inc. During his time with Texas Instruments, Inc., he served on various Telecommunications Industry Association directed technical committees developing 2nd and 3rd generation digital cellular systems.

     Mr. Gross joined the Company in 1994 and was appointed Vice President of Sales in November 1999. For the past five years, he has served as European Sales Director, in which time Europe has been the Company's fastest growing sales region. Prior to joining the Company, Mr. Gross was with Raytheon Corporation.

     Mr. Flaherty joined the Company in 1986 and was appointed Vice President of Marketing in June 1999. He earned a Bachelor's of Science degree in Electrical Engineering from Santa Clara University in 1982. Prior to joining the Company, he was with AMD for four years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 28, 2000, certain information concerning the beneficial ownership of Common Stock by each shareholder known by the Company to be the beneficial owner of more than 5%, by each director, by each non-director executive officer, and by all executive officers and directors as a group. The persons named in the table have sole voting and investment power with respect to the shares owned by them subject to community property laws where applicable and the information contained in the footnotes to this table.

                                                                               Beneficial
                                                                                 Share          Percentage
       Name and Address                                                       Ownership(1)      Ownership(2)
-------------------------------                                               ------------      ------------
5% Shareholders:
       S.A. Hellerstein
         Trustee of the Farkas Trusts(3)                                         749,305           11.3%
           1139 Delaware Street
           Denver, CO 80204
       BRT Partnership(4)                                                        499,801            7.5%
           120 South Riverside Drive, Suite 1420
           Chicago, Illinois 60606
       Windy City, Inc. (5)                                                      500,000            7.5%
           8000 Towers Crescent Drive, Suite 1070
           Vienna, VA 22182

Directors:
       Howard L. Farkas                                                           95,000(6)(7)(8)   1.4%
           6601 East Progress Avenue
           Englewood, CO 80111
       William J. Volz                                                           635,564(6)         9.6%
           1320 Orleans Drive
           Sunnyvale, CA 94089
       Albert Morrison, Jr.                                                       20,877(7)         0.3%
           1001 Brickell Bay Drive, Ninth Floor
           Miami, FL 33131
       Burton W. Kanter                                                          110,877(6)(7)(9)   1.7%
           2 North LaSalle Street, Twenty Second Floor
           Chicago, IL 60602
       Bruce B. Lusignan                                                          20,000(7)         0.3%
         Communications Satellite Planning Center
           Stanford University
           Stanford, CA 94305
       Fredric J. Harris                                                          25,000(10)        0.4%
         Electrical and Computer Engineering Department
           San Diego State University
           5500 Campanile Drive
           San Diego, CA 92182-1309

Non-Director Executive Officers:
       William L. Jackson                                                         32,400(11)        0.5%
           1320 Orleans Drive
           Sunnyvale, CA 94089
       Michael S. Andrews                                                         27,500(12)        0.4%
           1320 Orleans Drive
           Sunnyvale, CA 94089
       Timothy Flaherty                                                           13,125(13)        0.2%
           1320 Orleans Drive
           Sunnyvale, CA 94089
       Dennis Gross                                                               35,000(14)        0.5%
           Weymouth Cottage
           R/O Weymouth Street
           Warminster, Wiltshire
           BA12 9NP United Kingdom
       Kimiko Lauris                                                               3,750(15)        0.1%
           1320 Orleans Drive
           Sunnyvale, CA 94089

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (11 PERSONS)                   1,016,093(16)       15.3%

----------
(1) Assumes the exercise of any warrants or options held by such person which are exercisable as of the date of this Proxy Statement or within 60 days thereafter, but not the exercise of any other person's warrants or options.
(2) Assumes 6,650,488 shares of Common Stock outstanding as of January 28, 2000.
(3) Consists of 15 irrevocable trusts administered by Mr. Hellerstein, an independent trustee, the beneficiaries of which consist of Mr. Farkas and members of his family.
(4) An Illinois general partnership, the sole partners of which are 25 separate and individual trusts commonly and collectively known as the Bea Ritch Trusts, administered by Mr. Soloman A. Weisgal, an independent trustee, for the benefit of various members of Mr. Kanter's extended family, but excluding Mr. Kanter.
(5) The BRT Partnership owns 189 shares of Windy City's Class A, Series A Preferred Stock and all of the outstanding common stock of Windy City, Inc. BRT Partnership may therefore be deemed to control Windy City, Inc.

(6) Such beneficial share ownership includes options for Common Stock obtained from special one-time option grants of 75,000 shares to each of Mr. Farkas and Mr. Kanter and 200,000 shares to Mr. Volz, pursuant to the Logic Devices Incorporated 1998 Director Stock Incentive Plan (the "1998 Director Stock Incentive Plan"). See "Compensation of Executive Officers and Directors - Compensation of Directors."

(7) Such beneficial share ownership includes options for 20,000 shares of Common Stock granted under the 1998 Director Stock Incentive Plan. See "Compensation of Executive Officers and Directors - Compensation of Directors."
(8) Mr. Farkas disclaims any beneficial ownership of the shares held by Mr. Hellerstein, as trustee of the Farkas Trusts.
(9) Mr. Kanter disclaims any beneficial ownership of the shares held by BRT Partnership and Windy City, Inc.
(10) Such beneficial ownership includes options of 25,000 shares of Common Stock granted to him at the time he accepted appointment to the Board. See "Compensation of Executive Officers and Directors - Compensation of Directors."
(11) Such beneficial share ownership reflects the number of shares underlying granted options for Common Stock that are currently exercisable. Mr. Jackson has also been granted options for an additional 32,500 shares of Common Stock, which are not currently exercisable and will not become exercisable within 60 days from the date of this Proxy Statement.
(12) Such beneficial share ownership reflects the number of shares underlying granted options for Common Stock that are currently exercisable. Mr. Andrews has also been granted options for an additional 20,000 shares of Common Stock, which are not currently exercisable and will not become exercisable within 60 days from the date of this Proxy Statement.
(13) Such beneficial share ownership reflects the number of shares underlying granted options for Common Stock that are currently exercisable. Mr. Flaherty has also been granted options for an additional 11,375 shares of Common Stock, which are not currently exercisable and will not become exercisable within 60 days from the date of this Proxy Statement.
(14) Such beneficial share ownership reflects the number of shares underlying granted options for Common Stock that are currently exercisable. Mr. Gross has also been granted options for an additional 25,000 shares of Common Stock, which are not currently exercisable and will not become exercisable within 60 days from the date of this Proxy Statement.
(15) Such beneficial share ownership reflects the number of shares underlying granted options for Common Stock that are currently exercisable. Ms. Lauris has also been granted options for an additional 11,250 shares of Common Stock, which are not currently exercisable and will not become exercisable within 60 days from the date of this Proxy Statement.
(16) Such beneficial share ownership includes the ownership reported at footnotes 3 - 15.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during fiscal 1999 and Form 5 and amendments thereto furnished to the Company with respect to fiscal 1999, the Company is not aware of any directors, officers, or beneficial owners of more than 10% of the shares of the Company's Common Stock who failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year, except as has previously been reported by the Company, and that Mr. Harris has not filed a Form 3 for his appointment to the Board in September 1999, Mr. Flaherty has not filed a Form 3 for his promotion to Vice President of Marketing in June 1999, and Mr. Gross has not filed a Form 3 for his promotion to Vice President of Sales in November 1999.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     Furnished below is information with respect to compensation paid or accrued for services in all capacities during the Company's fiscal year ended October 3, 1999, to the Company's most highly paid executive officers serving at the end of fiscal 1999 whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") for the Company's fiscal year ended October 3, 1999:

                                                                                                      Long-term
                                                                                                    Compensation
                                                                                Other Annual           Awards
                                                 Annual Compensation            Compensation       (No. of Shares
Name and Principal Position         Year    Salary ($)(1)     Bonus ($)                ($)       Underlying Options)
---------------------------         ----    -------------     ---------         ------------    --------------------
William J. Volz..................   1999      98,921                -                   -                   -
   President and                    1998      80,638                -                   -             200,000
Chief Executive Officer             1997     125,252                -                   -                   -
                                    1996     111,335                -                   -                   -


William L. Jackson...............   1999     109,003                -                   -              25,000
   Senior Vice President and        1998(4)   81,522                -               8,849(2)           15,000
   Chief Operating Officer          1997(4)  109,131                -              12,871(2)           25,000
                                    1996(4)   97,006                -                   -                   -

Michael S. Andrews...............   1999     131,385                -               4,200(3)           10,000
   Chief Technical Officer          1998      95,000                -               3,150(3)           12,500
                                    1997(4)  135,000                -               4,200(3)           25,000
                                    1996(4)   95,000                -               4,200(3)                -

Timothy J. Flaherty..............   1999(4)  102,949                -                   -              10,000
   Vice President of Marketing      1998(4)   73,462                -                   -               4,000
                                    1997(4)  100,097                -                 859(2)            7,500
                                    1996(4)   93,080                -                   -                   -

----------
(1) The Company changed its fiscal year end from December 31 to September 30, effective beginning its 1998 fiscal year, and changed its fiscal year end from a 12-month year ended September 30 to a year comprised of 52 weeks of seven days each, beginning on Monday and ending on Sunday, effective beginning its 1999 fiscal year. Therefore, the salaries listed above represent compensation for the following fiscal periods of the Company: for 1999, the year beginning October 1, 1998 and ending October 3, 1999; for 1998, the period beginning January 1, 1998 and ending September 30, 1998; for 1997, the year beginning January 1, 1997 and ending December 31, 1997; and for 1996, the year beginning January 1, 1996 and ending December 31, 1996.
(2)  Consists of compensation paid in lieu of vacation not taken.
(3)  Consists of automobile allowances.
(4) The amounts reported include amounts paid to the executive prior to the time that he became an executive officer of the Company.

STOCK OPTIONS

     The following table sets forth information concerning the options for Common Stock granted under the 1996 Logic Devices Incorporated Stock Incentive Plan and 1998 Director Stock Incentive Plan during the fiscal year ended October 3, 1999 to the Named Executive Officers. The table also sets forth hypothetical gains or potential "option spreads" for those options at the end of their respective ten-year terms. These potential realizable values are based on the assumption that the market price of the Company's common stock would appreciate at a rate of five percent (5%) and ten percent (10%), compounded annually, from the date the option was granted to the last day of the full option term. The actual value realized upon the exercise of these options, if any, will be dependent upon the future performance of the Company's common stock and overall market conditions. During the fiscal year ended October 3, 1999, no stock appreciation rights were granted to the Named Executive Officers.

                                   Option Grants in Fiscal Year
                                       Ended October 3, 1999                                Potential Realizable
                                         Individual Grants                                    Value at Assumed
                              ------------------------------------------                        Annual Rates
                                           % of Total                                          of Stock Price
                              Options        Options                                          Appreciation for
                              Granted      Granted to      Exercise                              Option Term
                              (No. of       Employees      Price Per          Expiration    ----------------------
           Name               Shares)       in Period      Share ($)            Date         5% ($)       10% ($)
-----------------------       -------       ---------      ---------          ----------    --------     ---------

William J. Volz                     -             -              -                    -            -             -
William L. Jackson             25,000         10.5%           3.25            June 2009       51,098       129,492
Michael S. Andrews             10,000          4.2%           3.25            June 2009       20,439        51,797
Timothy J. Flaherty(1)         10,000          4.2%           3.25            June 2009       20,439        51,797

----------
(1) The options were granted to Mr. Flaherty prior to his becoming an executive officer of the Company.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table provides information related to the number of stock options exercised during fiscal 1999, the number of exercisable and unexercisable options held at October 3, 1999, and the year-end value of in-the-money exercisable and unexercisable options held at October 3, 1999.

                                                                                        Value of Unexercised
                                                       Number of Unexercised        In-the-Money Options at Fiscal
                                                    Options at Fiscal Year-End      Year-End (Market Price of Shares
                           Shares                       (Number of Shares)          Less Exercise Price) ($) (2) (3)
                         Acquired on     Value      -----------------------------   --------------------------------
                          Exercise    Realized (1)   Exercisable    Unexercisable     Exercisable    Unexercisable
                          --------    ------------  ------------   --------------   -------------   ----------------
William J. Volz                 -             -          200,000               -           36,000              -
William L. Jackson         15,100        18,810           32,400          17,500            5,469          5,469
Michael S. Andrews              -             -           27,500          20,000           16,406          5,469
Timothy J. Flaherty             -             -           10,125          11,375            4,922          1,641

----------
(1) The "value realized" represents the difference between the exercise price and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.
(2) "In-the-money" options are options whose exercise price was less than the market price of the common stock at October 3, 1999.
(3) Assuming a stock price of $3.00 per share, which was the closing price of a share of the Company's common stock reported on the NASDAQ National Market System on October 1, 1999 (the last trading day of fiscal year ended October 3, 1999).

COMPENSATION OF DIRECTORS

     Directors did not receive any cash compensation during the fiscal year ended October 3, 1999 or the previous 13 fiscal years for either their services as directors or for their services on the various Board committees. Although Mr. Lusignan did receive an aggregate of $18,000 in fiscal 1999 in consideration for consulting services he provided to the Company. On February 15, 1995, three current non-employee directors, Messrs. Farkas, Kanter, and Morrison, were granted warrants to purchase an aggregate of 220,000 shares of the Company's Common Stock at an exercise price of $2.5625 per share (the last reported NASDAQ transaction price on February 15, 1995). The warrant issued to Mr. Kanter was transferred by him after the 1995 fiscal year-end and is currently outstanding at an exercise price of $1.48675 (the last transaction price on September 17, 1998) and expires February 15, 2000.

     During 1996, the Company extended loans to Mr. Farkas and Mr. Morrison to purchase an aggregate of 120,000 shares of Common Stock at the warrant exercise price of $2.5625. A promissory note from Mr. Farkas in the principal amount of $256,250 and a promissory note from Mr. Morrison in the principal amount of $51,250 evidenced these loans. The notes accrued interest at the reference rate of the Company's primary commercial lender plus 2%, and originally matured July 1998. The non-employee director loans were extended for a one-year period ended July 1999. As part of the loan extension agreement, the terms of the loans were changed to increase the interest rate by 2% and to require the borrowers to sell their shares consistent with existing market conditions, and to repay their loans at any time when the offer price for the underlying shares reached $3.25. These loans were repaid in June 1999.

     Under the Company's 1998 Director Stock Incentive Plan, each individual who is elected and continues to serve as a non-employee director receives automatic annual option grants for 10,000 shares of Common Stock, beginning with the first Annual Shareholders Meeting following his initial election or appointment to the Board. Each of these options will have an exercise price per share equal to the fair market value of the Company's Common Stock on the automatic grant date and has a maximum term of 10 years. Each option will be immediately exercisable for all the 10,000 shares. Each of Messrs. Farkas, Kanter, Morrison, and Lusignan received an option to purchase 10,000 shares of Common Stock on March 31, 1999, following his reelection as a member of the Board by the shareholders of the Company on such date. These options have an exercise price of $2.88 and have a term of five years.

     Mr. Harris received an option to purchase 25,000 shares of Common Stock, at an exercise price of $2.75, upon his appointment to the Board on September 15, 1999.

EMPLOYMENT CONTRACTS

     The Company currently has no employment agreements with any of its employees. None of the Company's executive officers has employment or severance arrangements with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Farkas, Volz and Kanter served as members of the Compensation Committee of the Company's Board of Directors during the fiscal year ended October 3, 1999. Mr. Volz was, and currently is, the Company's President and Chief Executive Officer. Mr. Farkas and Mr. Kanter each received warrants to purchase 100,000 shares of the Company's Common Stock during the fiscal year ended December 31, 1995. Mr. Farkas exercised his warrants during 1996 through the extension of a loan from the Company. Mr. Farkas repaid this loan in June 1999. See "Compensation of Executive Officers and Directors - Compensation of Directors." Mr. Volz is eligible to receive stock under the Company's 1996 Stock Incentive Plan and the Logic Devices Incorporated Incentive and Non-Qualified Stock Option Plan (collectively, the "Stock Incentive Plans"). Mr. Farkas and Mr. Kanter have received, and will receive, options for Common Stock under the Company's 1998 Director Stock Incentive Plan, pursuant to its automatic grant provisions, if reelected as directors. See "Compensation of Executive Officers and Directors - Compensation of Directors." Mr. Volz does not vote on committee matters regarding his salary or option grants, and has not received any option grants under the Stock Incentive Plans.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee has responsibility for executive compensation matters, including: review and approval of base salaries, approval of individual bonuses and bonus programs for executive officers, administration of certain employee benefit programs, and review and approval of stock option grants to all employees, including the executive officers of the Company.

OVERVIEW

     The overall policy of the Committee is to offer the Company's executive officers competitive compensation opportunities, based upon their personal performance, the financial performance of the Company, and their contribution to that performance. Each executive officer's compensation package is generally comprised of three elements: (i) base salary, which is determined on the basis of the individual's position and responsibilities with the Company, the level of their performance, and the financial performance of the Company; (ii) incentive performance awards payable in cash and tied to the achievement of performance goals; and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interest between the executive officers and the Company's shareholders.

COMPONENTS OF EXECUTIVE COMPENSATION

     Several important factors considered in establishing the components of each executive officer's compensation package are summarized below. Additional factors were taken into account to a lesser degree. The Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. The base salary for each officer is set primarily on the basis of personal performance and internal comparability considerations and, to a lesser extent, on the financial performance of the Company. Because of the Company's financial performance over the past three fiscal years, the base salary levels of the executive officers have not increased significantly above the levels in effect for them for fiscal year 1996.

     Cash Incentive Compensation. The Company has no regular established Cash Incentive Compensation program for its executive officers. The Compensation Committee does review the possibility of cash incentives for executive officers based on the performance of the specific officer and on the financial performance of the Company.

     Long-term Stock-Based Incentive Compensation. The Company has one long-term stock-based incentive compensation program, consisting of the Stock Incentive Plans, for which each of the Company's executive officers have been eligible to participate.

     Under the Stock Incentive Plans, the Compensation Committee periodically approves grants of common stock options to the executive officers. The grants are designed to align the interest of each executive officer with those of the shareholders, and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Generally, each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company's employ. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer's current position with the Company, internal comparability with option grants made to other Company executives, the current level of ownership in relation to other executive officers, the executive officer's current level of performance, and the executive officer's potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer to maintain an appropriate level of equity incentive for that individual. The Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company's executive officers under the Stock Incentive Plans. The options granted to executive officers under the Stock Incentive Plans, for the Company's fiscal years 1996 to 1999 are included in the Summary Compensation Table as Long-term Compensation Awards.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Volz is currently the Company's President and Chief Executive Officer. There is no employment or severance agreement between Mr. Volz and the Company. The Compensation Committee determines the Chief Executive Officer's compensation in the same manner as described above for all executives. In setting the base salary and cash incentive levels for the Chief Executive Officer, the Compensation Committee reviews comparative information reflecting recent compensation data for the industry. Mr. Volz's base salary has been set accordingly, and Mr. Volz has not received any cash incentive compensation. Mr. Volz has been eligible to receive stock under both the Logic Devices Incorporated Employee Stock Ownership Plan (which has been terminated) and the Stock Incentive Plans, but Mr. Volz has elected not to receive any option grants under the Stock Incentive Plans. He did receive a special, one-time option grant of 200,000 shares under the 1998 Director Stock Incentive Plan. However, as long as he is an employee of the Company, Mr. Volz is not eligible to receive annual automatic option grants, upon reelection to the Board of Directors, under the 1998 Director Stock Incentive Plan.

     With respect to matters related to all elements of compensation, the Compensation Committee submits this report.

         William J. Volz
         Howard L. Farkas
         Burton W. Kanter

                            COMPANY PERFORMANCE GRAPH

   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LOGC, THE S&P 500 INDEX AND THE
                    NASDAQ ELECTRONIC COMPONENTS STOCK INDEX

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Electronic Components Stock Index and S&P 500 Index for the period of five years commencing December 31, 1994 and ending October 3, 1999. The graph and table assume that $100 was invested on December 31, 1994 in each of the Company's Common Stock, the NASDAQ Electronics Components Index, and the S&P 500 Index, and that all dividends were reinvested.


--------------------------------------------------------------------------------------------------------------
                                                     1994      1995       1996      1997       1998      1999
--------------------------------------------------------------------------------------------------------------
NASDAQ Elec. Components Stock Index                  $ 100     $ 199      $ 202     $ 411      $ 283     $ 722
--------------------------------------------------------------------------------------------------------------
S&P 500                                              $ 100     $ 130      $ 156     $ 219      $ 239     $ 306
--------------------------------------------------------------------------------------------------------------
LOGC                                                 $ 100     $ 286      $ 111     $  93      $  50     $  79
--------------------------------------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since the beginning of its last fiscal year, the Company has engaged in no transactions or series of similar transactions with any of its officers, directors or principal shareholders, or, to the knowledge of the Company, with any of their affiliates in which the amount invested exceeded $60,000. Also, no such transactions are currently contemplated. There was outstanding indebtedness to the Company from two of its non-employee directors during the last fiscal year for which payment was made during fiscal year 1999, and the terms and circumstances of the indebtedness is discussed under "Compensation of Executive Officers and Directors - Compensation of Directors."

     Any future transactions with the Company's officers, directors or principal shareholders, or any of their known affiliates, will be on terms the Board of Directors believes to be no less favorable to the Company than those that could be obtained from an unrelated third party in an arms-length transaction.

                                   ACCOUNTANTS

     The firm of BDO Seidman, LLP was the Company's principal independent public accountants for the fiscal year ended October 3, 1999. A representative of BDO Seidman, LLP is expected to attend the meeting, where he will have the opportunity to make a statement if he so desires, and will be available to respond to appropriate questions. The Company has not selected, and the Audit Committee of the Board of Directors has not recommended for selection, a firm of independent public accountants for the Company's fiscal year ending October 1, 2000. BDO Seidman, LLP has not declined to stand for reelection, and its audit opinion for fiscal 1999 was not adverse, did not contain a disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles. The Company is not aware of any disagreements between it and BDO Seidman, LLP that may have resulted in any of the foregoing. Rather, the Audit Committee is currently assessing what firm of independent public accountants can best serve the Company during its current fiscal year based upon cost, responsiveness, familiarity with the semiconductor industry, and other factors that the Audit Committee may deem relevant.

                       2001 ANNUAL MEETING OF SHAREHOLDERS

     Any proposals of shareholders, intended to be personally presented at the 2001 Annual Meeting of Shareholders, must be received by the Secretary of the Company for inclusion in the Company's Proxy Statement and form of Proxy no later than September 30, 2000. Any such proposals will be subject to the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                                          By order of the Board of Directors



                                          Kimiko Lauris
                                          Secretary

January 28, 2000
Sunnyvale, California

                           LOGIC DEVICES INCORPORATED
           This Proxy Is Solicited on Behalf of the Board of Directors

    Howard L. Farkas, Burton W. Kanter, Albert Morrison, Jr., William J. Volz, Frederic J. Harris and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock, no par value, of LOGIC DEVICES INCORPORATED standing in the name of the undersigned on the books of the company at the close of business on February 16, 2000, at the Annual Meeting of Shareholders to be held at the offices of Logic Devices Incorporated, 1320 Orleans Drive, Sunnyvale, California 94089 at 8:00 A.M., Local time, on Tuesday, April 4, 2000, or any adjournment thereof, as follows:

1.  ELECTION OF DIRECTORS:
    [ ] FOR ALL NOMINEES     [ ] CUMULATE my votes as      [ ] WITHHOLD my vote
        listed (except as        follows (insert               for all nominees
        marked to the            percentage of vote            to the left
        contrary)                foreach nominee).
                                 ___________Howard L.Farkas
                                 ___________Burton W. Kanter
                                 ___________Albert Morrison, Jr.
                                 ___________William J. Volz
                                 ___________Fredric J. Harris





    (INSTRUCTION: To withhold authority to vote, cumulatively or otherwise, for any individual nominee, strike a line through the nominee's name listed under the cumulative box above.)
2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.








(Continued from other side)
    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES, (EXCEPT AS MARKED TO THE CONTRARY) INCLUDING CUMULATIVELY FOR ALL OR FEWER THAN ALL OF THE NOMINEES IN THE SOLE DISCRETION OF THE PROXIES.

Please sign proxy as name appears thereon. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.



                                    Dated:_______________________________, 2000
                                    PLEASE MARK, SIGN, DATE, AND RETURN
                                    THE PROXY CARD PROMPTLY USING THE
                                    ENCLOSED ENVELOPE.



                                    -----------------------------------------
                                    Signature



                                    -----------------------------------------
                                    Signature if held jointly